201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee Enterprises refinancing takes effect January 30

DAVENPORT, Iowa (January 23, 2012) – Lee Enterprises, Incorporated (NYSE: LEE), a leading provider of local news, information and advertising in 52 markets, has successfully completed the remaining steps to enable its refinancing agreements to go into effect on January 30, 2012.

The agreements extend the maturities of Lee’s borrowings to December 2015 and April 2017. Implementation required a voluntary, prepackaged Chapter 11 process to bind a small minority of non-consenting lenders to the terms. The plan of reorganization was confirmed today by Chief U.S. Bankruptcy Judge Kevin Gross in the District of Delaware, where Lee is incorporated. Lee is scheduled to emerge from Chapter 11 on January 30, 2012, when the plan of reorganization becomes effective.

“This is the favorable outcome we fully expected, and it provides Lee with a nearly four-year runway to continue improving our balance sheet,” said Mary Junck, chairman and chief executive officer. “The completion of our Chapter 11 process, which began December 12, 2011, did not affect employees, vendors, contractors, customers or any aspect of company operations. Stockholders retain their interest in the company with only modest dilution. The refinancing, along with our ongoing strong cash flow, will keep Lee on solid financial footing as we continue reshaping our company and building on our unique strengths. Because of our intensive sales culture and evolving array of products, Lee has outpaced the industry in advertising revenue performance for 33 quarters in a row. Even in a challenging economy, more than 80% percent of adults in our larger markets read or use our print and digital products each week, including two-thirds of 18- to 29-year-olds. All of this reinforces our optimism for the future.”

Lee announced in September that its credit facility would be amended and extended beyond its current maturity of April 2012 in a structure of first and second lien debt. The first lien debt consists of a term loan of $689.5 million, as well as a new $40 million revolving credit facility that is not expected to be drawn at closing, both of which mature in December 2015. The first lien debt carries interest at LIBOR plus 6.25%, with a LIBOR floor of 1.25%. Interest on the $40 million revolver is at LIBOR plus 5.5%, with a LIBOR floor of 1.25%. Mandatory amortization payments for the first lien debt total $5 million for the remainder of our 2012 fiscal year, $11 million in 2013, $12.75 million in 2014, and $13.5 million prior to the final maturity in 2015. The second lien debt consists of a $175 million term loan with an interest rate of 15% maturing in April 2017. There are no mandatory amortization payments required. Second lien creditors will share in issuance of approximately 6,744,000 shares of Lee Common Stock, amounting to approximately 13% of outstanding shares on a pro forma basis as of the closing date.

Agreement on extending Lee’s remaining debt, the Pulitzer Notes, was reached in December. The debt will carry an interest rate of 10.55%, increasing 0.75% in January 2013 and each year thereafter. Adjusted for principal payments and non-cash fees to be paid to noteholders, the amended Pulitzer Notes will have a balance of $126.4 million. Mandatory amortization payments total $1.4 million in

2012 and $6.4 million annually thereafter prior to the final maturity in December 2015. Both the first lien debt and Pulitzer Notes also require principal payments based on calculated excess cash flow and allow for optional repayments.

Carl Schmidt, vice president, chief financial officer and treasurer, said that although the refinancing agreements ultimately received support from approximately 97% of lenders under the credit facility and all Pulitzer Notes lenders, Lee needed the court process to complete the transactions due to the requirement for unanimous approval of certain of the terms of the amended facilities.

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, in its markets, with 48 daily newspapers and a joint interest in four others, rapidly growing digital products and nearly 300 specialty publications in 23 states. Lee's newspapers have circulation of 1.3 million daily and 1.7 million Sunday, reaching nearly four million readers in print alone. Lee's websites and mobile and tablet products attracted 21.8 million unique visitors in December 2011. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS – The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This news release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are our ability to generate cash flows and maintain liquidity sufficient to service our debt, comply with or obtain amendments or waivers of the financial covenants contained in our credit facilities, if necessary, and to refinance our debt as it comes due. Other risks and uncertainties include the impact and duration of continuing adverse economic conditions, changes in advertising demand, potential changes in newsprint and other commodity prices, energy costs, interest rates, availability of credit, labor costs, legislative and regulatory rulings, difficulties in achieving planned expense reductions, maintaining employee and customer relationships, increased capital costs, maintaining our listing status on the NYSE, competition and other risks detailed from time to time in our publicly filed documents. Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believe”, “expect”, “anticipate”, “intend”, “plan”, “project”, “consider” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements.

Contact: dan.hayes@lee.net, (563) 383-2100

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